Exhibit 10.93d

First Amendment to Executive Employment Agreement with Larry Tiffany

This amendment is made as of the 1st day of January 2008 (the “Amendment Effective Date”) by and between Ore Pharmaceuticals Inc. (formerly Gene Logic Inc.,) a Delaware corporation (the “Company”), and Larry Tiffany (“Executive”).

The parties to this amendment have previously entered into an Employment Agreement with an Effective Date of February 1, 2007 referred to herein as the “Agreement”. The parties now wish to amend certain terms of the Agreement. Terms not otherwise defined herein shall have the meanings as defined in the Agreement.

The parties to this amendment hereby agree to modify, replace and/or supercede certain portions of the Agreement as follows:

  Position. Section 1.1 (a) is hereby amended by inserting the following text immediately after the first sentence thereof: “From and after the Amendment Effective Date, the Company shall continue the employment of the Executive but in a new dual role as Senior Vice President and Interim Head, Commercial Operations of the Company and President and Chief Executive of one of its subsidiaries, DioGenix Inc. (“Diogenix”), reporting to the Chief Executive Officer (“CEO”) of the Company.”
  Allocation of Time. Section 1.1 (b) is hereby amended by inserting the following text immediately after the first sentence thereof: “ From and after the Amendment Effective Date, unless otherwise directed by the CEO, the Executive shall devote approximately two-thirds (2/3) of his working time and creative energies to the performance of his duties as Interim Head, Commercial Operations and approximately one-third (1/3) of his working time and creative energies to the performance of duties as President & Chief Executive of DioGenix.”
  Term of Employment. Section 2 of the Agreement is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following: “The Executive’s term of employment by the Company (the “Term”) shall commence on the Effective Date and continue thereafter on an at-will basis until the earlier of December 31, 2008 or until terminated by either party pursuant to Section 4 hereof. The Term may only be extended by an amendment to the Agreement executed by both parties.”
  Allocation of Base Salary. Section 3.1 shall be amended by adding the following sentence at the end of such section: “One third of the Base Salary shall be allocated to DioGenix and shall be reimbursed to Company from funds or budgets available to DioGenix. If the CEO changes the proportion of Executive’s time allocated to DioGenix, the amount of reimbursement shall be appropriately adjusted. “
  Incentive Compensation. Section 3.2.2 shall be replaced in its entirety with: “3.2.2. From and after the Amendment Effective Date, no further compensation will be payable under Section 3.2.1. Instead, Executive will be eligible to participate in the Company’s 2008 Incentive Compensation Plan established by the Compensation Committee of the Board (the “Compensation Committee”) and generally applicable to employees of the Company other than Business Development. The target incentive compensation for Executive for the Company’s fiscal year 2008, which shall be based on achieving 100% of the targets and levels of performance established by the Compensation Committee, will be $75,000, less applicable withholding and other authorized deductions. To receive incentive compensation under this section 3.2.2 for 2008, the Executive must be employed by the Company on a full-time basis as of the last business day of 2008.”
  Retention Payments. Section 3.2.3 shall be replaced in its entirety with: “3.2.3 From and after the Amendment Effective Date, in addition to the incentive compensation described in Section 3.2.2, Executive shall be entitled to receive a retention payment (herein a “Retention Payment”) of $37,500 per each 2008 calendar quarter, less applicable withholding and other authorized deductions, payable within thirty days after the end of each calendar quarter, provided that as to each quarter for which payment is being made, Executive’s employment by the Company on a full-time basis continued through the last business day of such calendar quarter. Notwithstanding the preceding, if, during 2008, Executive’s employment is terminated by Company without “Cause” (as defined in Attachment A) or the Company experiences a change of control, then the Retention Payments for 2008 described herein not previously paid shall be accelerated and Executive shall be entitled to receive the remainder of the 2008 Retention Payments that have not already been paid within 30 days after the termination or occurrence of the change of control. In no event will acceleration of such Retention Payments be made based on a voluntary resignation by Executive or any other type of termination of his employment other than as specifically described in the preceding sentence. As used herein, the term “change of control” shall have the same meaning as in the Company’s Executive Severance Plan as amended and restated as of February 23, 2001.
  Elimination of Benefit. Effective as of the Amendment Effective Date, Section 3.8 relating to Tax/Financial Planning will be stricken in its entirety.
  Payments upon Termination. Section 4.7 shall be amended by deleting the same and inserting in lieu thereof the following: “ 4.7 Upon termination of the Executive’s employment by the Company, whether by the Executive ‘s resignation, by the Company for Cause or without Cause or as a result of death or Disability, or in any other circumstance, the Company shall have no obligation to pay the Executive any compensation other than compensation earned or accrued through the last day of employment and for Executive’s accrued and unused paid time off as of the date of termination. In particular, the Executive will not be entitled to any severance payment or benefits.”
  Restrictive Covenants/Definitions. Section 5.2(a) of the Agreement is hereby amended by deleting the same and substituting in lieu thereof the following: “(a) Business” for purposes of this Article 5 shall mean (i) repositioning drug compounds and then developing and outlicensing such compounds repositioned by the Company and the provision of drug repositioning services to pharmaceutical companies and other third parties; (ii) the development of diagnostic products and services using the tools and processes developed by the Company, including the genomics databases developed by the Company’s former Genomics Division, and (iii) the provision or licensing of genomic information and databases and bioinformatics products and services to the pharmaceutical and biotechnology industry including biosample collection, handling and processing, genomic data production, and data management and software systems development, and (iv) any other products and services offered from time to time after the Effective Date and prior to the Termination Date by the GLGC Group, as described in its annual and quarterly reports filed with the Securities and Exchange Commission.
  Notice: Section 9.1(a) is hereby amended by deleting the same and substituting in lieu thereof the following: (a) if to Company, to: Ore Pharmaceuticals Inc., 610 Professional Drive, Suite 101, Gaithersburg, MD, 20879, Attn: Chief Executive Officer, with a copy to : Ariel Vannier, Esq., Venable LLP, 575 7th Street, NW, Washington DC 20004.”
  Change of Name. Since the Agreement was executed, the Company has changed its name from Gene Logic Inc. to Ore Pharmaceuticals Inc. References herein or in the Agreement, the Proprietary Information and Inventions Agreement or any other related agreement to either of Gene Logic Inc, or Ore Pharmaceuticals Inc. or any acronym or abbreviation therefore shall be deemed to include both names and to the entity herein defined as the Company. Any reference to the GLGC Group in any of the above agreements shall mean the Company and its subsidiaries.

To evidence their agreement to the terms of this Amendment, Company and Executive have each caused this Amendment to be executed on behalf of each party by its duly authorized representative.

Ore Pharmaceuticals Inc.		Executive

By:	/s/ Charles L. Dimmler, III	By:	/s/ Larry Tiffany
	Charles L. Dimmler, III		Larry Tiffany
CEO, Ore Pharmaceuticals Inc.